EXHIBIT 99.1



                                         ANNTAYLOR
                                         ---------
                                         NEWS RELEASE
                                         142 WEST 57TH ST. NEW YORK, NY 10019




                 ANN TAYLOR ANNOUNCES APRIL 2003 SALES RESULTS
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New York,  New York, May 8, 2003 - AnnTaylor  Stores  Corporation  (NYSE:  ANN)
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announced  today  that  total net sales for the four week  period  ended May 3,

2003   increased  6.1  percent  to   $132,494,000   over  total  net  sales  of

$124,865,000 for the four week period ended May 4, 2002.




Comparable  store  sales for the period  decreased  3.2  percent  compared to a comparable  store sales decrease of 2.7 percent for the same  four-week  period last year.  By  division,  comparable  store  sales for fiscal  April 2003 were down 6.8 percent for Ann Taylor  compared to a 4.4 percent  decrease last year,

and up 5.7  percent for Ann Taylor  Loft  compared  to a 0.5  percent  increase last year.




Comparable  store sales for the combined  March and April period  decreased 5.8 percent  compared to a comparable  store sales  increase of 0.3 percent for the same  nine-week  period  last year.  By  division,  comparable  store sales for combined  fiscal March and April were down 8.1 percent for Ann Taylor  compared to a decrease  of 2.5  percent  last year,  and down 0.7 percent for Ann Taylor

Loft compared to an 8.7 percent increase last year.




For the first  quarter  and  fiscal  year-to-date  period  ending  May 3, 2003,

total net sales were  $352,017,000,  up 1.9 percent from  $345,392,000  for the same  period  last  year.  Comparable  store  sales  for the first  quarter  of fiscal 2003 were down 6.5  percent,  compared to an increase of 0.1 percent for the first  quarter of last year.  By division,  comparable  store sales for the first  quarter  were down 8.1 percent for Ann Taylor  compared to a 2.1 percent decrease  last year,  and down 2.8 percent  for Ann Taylor  Loft  compared to a

5.9 percent increase last year.




Ann Taylor  Chairman J. Patrick  Spainhour  said,  "We were  extremely  pleased with our  client's  response  to Ann  Taylor  Loft's  product  offering  during

April.  The  positive  sales trend built  throughout  the last six weeks of the quarter  and  we  are  excited  about  Loft's  momentum  going  into  May.  The combination  of great fashion and color  starting  mid-March  into April set us apart.  Stripe  pants,  all woven  shirts,  especially  voile  shirts,  and all categories of linen were standouts.




"At Ann Taylor our assortment lacked color,  fashion and sophistication,  which led to  disappointing  April and first quarter sales  results.  The strength of our margin,  resulting from the continuation of tight inventory  management and strong IMU, helped offset our fashion misses."




Mr.  Spainhour  continued,  "At Ann Taylor we expect to continue to  experience fashion misses in the second quarter,  however,  fashion  elements  improve for the fall  season.  We are  currently  working on fall  marketing  to support a more  updated and  sophisticated  style than in seasons  past.  We look forward to improved fashion,  coupled with more powerful  marketing and stronger visual presentations to drive traffic and sales volume for the fall season."


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For the first  quarter the Company  expects to report  earnings  per share on a diluted  basis of  $0.39,  which is in the low  range of  Company  guidance  of

$0.39 - $0.41.  The  Company  plans to  provide  second  quarter  and full year earnings  guidance in the first quarter  earnings  release and live  conference call scheduled for May 14th, after market close.




Inventory  levels at the end of April were up  approximately 5 percent on a per square  foot  basis,  compared  to the prior  year.  This  comparison  includes inventory attributable to Ann Taylor Global Sourcing.




From a regional  perspective,  northeast  performance was the weakest primarily due to cooler temperatures compared to the same period last year.




During the month,  the Company  opened one new Ann Taylor store and six new Ann

Taylor  Loft  stores.  This  brings the total  store count at month end to 602,

comprised  of 351 Ann Taylor  stores,  224 Ann Taylor Loft  stores,  and 27 Ann

Taylor  Factory  stores.  Total  square  footage  at the  end of  fiscal  April increased  8.7  percent  over last year.  During  the second  quarter of fiscal

2003,  the Company  plans to open two new Ann Taylor Loft  stores,  one new Ann

Taylor Factory store, and close one Ann Taylor store.




Ann  Taylor  is one of  the  country's  leading  women's  specialty  retailers,

operating  602 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at www.anntaylor.com.
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For more  information,  please  call  (866)  214-2661  to listen to Ann  Taylor

Stores Corporations monthly sales recording.  No access code is required.


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FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events, and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.



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   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484



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